Spark Networks(R) Reports Second Quarter 2011 Financial Results

BEVERLY HILLS, CA -- (Marketwire - August 10, 2011) - Spark Networks, Inc. (NYSE Amex: LOV), a leading provider of online personals services, today reported financial results for the second quarter ended June 30, 2011.

                                              Q2 2011           Q2 2010
                                         ----------------  ----------------
Revenue                                  $   12.0 Million  $   10.3 Million
Contribution Margin                                    46%               75%
Net Income (loss)                        $  (0.1) Million  $    0.9 Million
Net Income (loss) Per Share              $          (0.00) $           0.04

"I am pleased to report a 9% sequential increase in our overall revenue, marking our third consecutive quarter of sequential revenue growth and our largest quarter over quarter revenue growth in nearly six years. In the fourth quarter last year and the first quarter this year, we grew sequential revenue 2% and 8%, respectively," said Greg Liberman, Spark's President and Chief Executive Officer. "The momentum in our Other Affinity Networks segment continued in the second quarter with revenue, average paying subscribers(1) and ARPU(2) sequentially increasing by rates of 24%, 17% and 5%, respectively, with each metric reaching its all-time high."

Liberman continued, "Not only did Other Affinity Networks' average paying subscriber count hit its own record levels but hit another major milestone as, for the first time in our history, average paying subscribers in Other Affinity Networks exceeded those in our Jewish Networks segment."

Financial Results

Revenue for the second quarter of 2011 was $12.0 million, an increase of 17% compared to $10.3 million for the second quarter 2010, and an increase of 9% compared to $11.0 million in the prior quarter.

Contribution(3) for the second quarter of 2011 was $5.5 million, a decrease of 29% compared to $7.7 million for the second quarter of 2010, and an 8% decrease compared to $5.9 million in the prior quarter.

Total cost and expenses for the second quarter of 2011 were $12.3 million, a 43% increase compared to $8.6 million for the second quarter of 2010 and an 11% increase compared to $11.1 million in the prior quarter. The increase for both comparative periods is primarily attributable to increased direct marketing expense.

Net loss for the second quarter of 2011 was $81,000, or a net loss of $0.00 per share, compared to net income of $923,000, or $0.04 per share, for the second quarter of 2010 and net loss of $184,000 or $0.01 per share for the prior quarter.

Adjusted EBITDA(4) for the second quarter of 2011 was $432,000, a decrease of 81% compared to $2.3 million for the second quarter of 2010, and a decrease of 18% compared to $527,000 in the prior quarter. The decrease in the second quarter of 2011 is primarily attributable to increased direct marketing expense.

Average paying subscribers for the Company, as a whole, in the second quarter of 2011 were 190,160, an increase of 19% compared to 160,239 for the second quarter of 2010 and an increase of 7% compared to 178,292 for the prior quarter.

Segment Reporting(5)

Second quarter 2011 revenue for Jewish Networks was $6.73 million, an increase of 1% compared to $6.66 million for the second quarter of 2010 and a decrease of 2% compared to $6.90 million in the prior quarter.

Second quarter 2011 revenue for Other Affinity Networks was $4.7 million, an increase of 68% compared to $2.8 million for the second quarter of 2010, and an increase of 24% compared to $3.8 million in the prior quarter.

Second quarter 2011 revenue for General Market Networks was $154,000, a decrease of 48% compared to $298,000 for the second quarter of 2010, and a decrease of 19% compared to $190,000 in the prior quarter.

Second quarter 2011 revenue for Offline & Other Businesses was $449,000, a decrease of 18% compared to $549,000 for the second quarter of 2010, and an increase of 320% compared to $107,000 in the prior quarter. The higher sequential revenue reflects a travel offering in the second quarter of 2011 and the comparative absence of a similar offering in the prior quarter.

Average paying subscribers for Jewish Networks were 90,094 during the second quarter of 2011, an increase of 1% compared to 89,055 for the second quarter of 2010, and a decrease of 2% compared to 91,545 for the prior quarter.

Average paying subscribers for Other Affinity Networks were 96,071 during the second quarter of 2011, an increase of 50% compared to 64,083 for the second quarter of 2010 and an increase of 17% compared to 81,889 for the prior quarter.

Average paying subscribers for General Market Networks were 3,485 during the second quarter of 2011, a decrease of 46% compared to 6,434 for the second quarter of 2010, and a decrease of 17% compared to 4,207 for the prior quarter.

Balance Sheet, Cash, Debt

As of June 30, 2011 and December 31, 2010, the Company had cash and cash equivalents of $13.2 million and $13.9 million, respectively. As of June 30, 2011, the Company had no outstanding debt.

Investor Conference Call

The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific Time.

Call Title:                          Spark Networks Q2 '11 Financial Results
Toll-Free (United States):           1-800-347-6109
International:                       1-913-312-0844
Confirmation #:                      2502048

Digital Replay through August 25, 2011:
Toll-Free (United States):           1-888-203-1112
International:                       1-719-457-0820
Confirmation #:                      2502048

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website under "Conference Calls and Presentations" at: http://www.spark.net/investor.htm.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement both cost cutting initiatives and our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), ChristianMingle®.com (www.christianmingle.com) and SilverSingles®.com (www.silversingles.com).

(1) "Average paying subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(2) "ARPU" is defined as average revenue per user.

(3) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing and "Contribution Margin" is defined as Contribution divided by revenue, net of credits and credit card chargebacks.

(4) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one- time items that have not occurred in the past two years and are not expected to recur in the next two years, such as the Scheme of Arrangement. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for inter-company loans and the income recognized from assets received in connection with a legal judgment.

(5) In accordance with Segment Reporting guidance, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The General Market Networks segment consists of the Company's Spark.com Web site (formerly known as AmericanSingles.com, Date.co.uk and Date.ca) and its co-branded and private label Web sites. The Other Affinity Networks segment consists of all of the Company's Provo, Utah-based properties which primarily consist of sites targeted at various religious, ethnic, geographic and special interest groups including BlackSingles.com, ChristianMingle.com and SilverSingles.com. The Offline & Other Businesses segment consists of net revenue generated from offline activities, HurryDate events and subscriptions and other Web sites and businesses.

                (Consolidated financial statements to follow)

                            SPARK NETWORKS, INC.
                               BALANCE SHEET
                     (in thousands, except share data)

                                                 June 30,      December 31,
                                             ---------------  -------------
                                                   2011            2010
                                             ---------------  -------------
Assets                                         (Unaudited)
Current assets:
  Cash and cash equivalents                  $        13,196  $      13,901
  Restricted cash                                        903            996
  Accounts receivable                                    799            847
  Deferred tax asset - current                            45             43
  Prepaid expenses and other                           1,389            911
                                             ---------------  -------------
    Total current assets                              16,332         16,698
Property and equipment, net                            2,685          2,520
Goodwill                                               9,417          9,156
Intangible assets, net                                 2,858          3,017
Deferred tax asset - non-current                       4,882          4,882
Deposits and other assets                                336            295
                                             ---------------  -------------
      Total assets                           $        36,510  $      36,568
                                             ===============  =============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                           $           740  $       1,371
  Accrued liabilities                                  2,942          3,635
  Deferred revenue                                     5,135          4,331
                                             ---------------  -------------
    Total current liabilities                          8,817          9,337
Deferred tax liability                                   919            825
Other liabilities non-current                          1,036          1,036
                                             ---------------  -------------
    Total liabilities                                 10,772         11,198
Commitments and contingencies
Stockholders' equity:
  Authorized capital stock consists of
   100,000,000 Common Stock, $0.001 par
   value; issued and outstanding 20,594,643
   and 20,587,336 at June 30, 2011 and
   December 31, 2010, respectively, at
   stated values of:                                      22             21
  Additional paid-in-capital                          52,577         52,020
  Accumulated other comprehensive income                 848            773
  Accumulated deficit                                (27,709)       (27,444)
                                             ---------------  -------------
  Total stockholders' equity                          25,738         25,370
                                             ---------------  -------------
    Total liabilities and stockholders'
     equity                                  $        36,510  $      36,568
                                             ===============  =============

                            SPARK NETWORKS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                                    Three Months Ended    Six Months Ended
                                          June 30,             June 30,
                                   -------------------- --------------------
                                      2011       2010      2011       2010
                                   ---------  --------- ---------  ---------

Revenue                            $  11,995  $  10,289 $  22,955  $  20,826

Cost and expenses:
  Cost of revenue (exclusive of
   depreciation shown separately
   below)                              7,347      3,384    13,162      6,541
  Sales & marketing                      837        851     1,737      1,934
  Customer service                       449        382       910        778
  Technical operations                   336        315       750        678
  Development                            679        778     1,424      1,559
  General and administrative           2,199      2,538     4,562      5,325
  Depreciation                           346        222       636        457
  Amortization of intangible
   assets                                 93        104       191        226
  Impairment of goodwill, long-
   lived assets and other assets           -          -         -        121
                                   ---------  --------- ---------  ---------
Total cost and expenses               12,286      8,574    23,372     17,619

Operating (loss) income                 (291)     1,715      (417)     3,207

Interest expense (income) and
 other, net                              (45)       241      (102)       200
                                   ---------  --------- ---------  ---------

(Loss) income before income taxes       (246)     1,474      (315)     3,007

(Benefit) provision for income
 taxes                                  (165)       551       (50)     1,155
                                   ---------  --------- ---------  ---------

Net (loss) income                  $     (81) $     923 $    (265) $   1,852
                                   =========  ========= =========  =========

Net (loss) income per share -
 basic and diluted                 $   (0.00) $    0.04 $   (0.01) $    0.09
                                   ---------  --------- ---------  ---------
Weighted average shares
 outstanding - basic                  20,589     20,587    20,588     20,584
Weighted average shares
 outstanding - diluted                20,589     20,598    20,588     20,587

                                         Three Months         Six Months
                                        Ended June 30,      Ended June 30,
                                     ------------------- -------------------
Stock-Based Compensation                2011      2010      2011      2010
                                     --------- --------- --------- ---------
(in thousands)
Cost of revenue                      $       2 $       3 $       4 $       4
Sales and marketing                         14        42        48       159
Customer service                             -         -         -         2
Technical operations                        27        31        58       105
Development                                 10        15        22        27
General and administrative                 226       181       408       685

                                    Three Months Ended    Six Months Ended
                                   -----------------------------------------
                                          June 30,             June 30,
                                      2011       2010      2011       2010
                                   ---------  --------- ---------  ---------
Net income                         $     (81) $     923 $    (265) $   1,852
Interest                                  45         51        76        102
Taxes                                   (165)       551       (50)     1,155
Depreciation                             346        222       636        457
Amortization                              93        104       191        226
                                   ---------  --------- ---------  ---------
EBITDA                                   238      1,851       588      3,792
Stock based compensation                 279        272       540        982
Impairment of goodwill                     -          -         -        121
Non-cash currency translation
 adjustments                             (85)       192      (169)       118
                                   ---------  --------- ---------  ---------
Adjusted EBITDA                    $     432  $   2,315 $     959  $   5,013

                            SPARK NETWORKS, INC.
                       SEGMENT RESULTS FROM OPERATIONS
                (in thousands except subscriber information)

                              Three Months Ended        Six Months Ended
                                   June 30,                 June 30,
                           ------------------------ ------------------------
                               2011         2010        2011         2010
                           -----------  ----------- -----------  -----------

Revenue
Jewish Networks            $     6,731  $     6,664 $    13,630  $    13,744
Other Affinity Networks          4,661        2,778       8,425        5,752
General Market Networks            154          298         344          668
Offline & Other Businesses         449          549         556          662
                           -----------  ----------- -----------  -----------
  Total Revenue            $    11,995  $    10,289 $    22,955  $    20,826
                           ===========  =========== ===========  ===========

Direct Marketing Expenses
Jewish Networks            $       865  $       532 $     1,524  $     1,039
Other Affinity Networks          5,254        1,541       9,293        3,255
General Market Networks             17          147         329          286
Offline & Other Businesses         401          391         431          434
                           -----------  ----------- -----------  -----------
  Total Direct Marketing
   Expenses                $     6,537  $     2,611 $    11,577  $     5,014
                           ===========  =========== ===========  ===========

Contribution
Jewish Networks            $     5,866  $     6,132 $    12,106  $    12,705
Other Affinity Networks           (593)       1,237        (868)       2,497
General Market Networks            137          151          15          382
Offline & Other Businesses          48          158         125          228
                           -----------  ----------- -----------  -----------
  Total Contribution       $     5,458  $     7,678 $    11,378  $    15,812
                           ===========  =========== ===========  ===========

Average Paying Subscribers
Jewish Networks                 90,094       89,055      90,820       91,145
Other Affinity Networks         96,071       64,083      88,980       66,104
General Market Networks          3,485        6,434       3,846        7,124
Offline & Other Businesses         510          667         580          664
                           -----------  ----------- -----------  -----------
  Total Average Paying
   Subscribers                 190,160      160,239     184,226      165,037
                           ===========  =========== ===========  ===========

For More Information
Investors:
Brett Zane
+ 1-323-658-3000 ext. 4001
bzane@spark.net